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                              GRANUM SERIES TRUST
                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                             AND RELATED AGREEMENTS

     THIS PLAN AND RELATED AGREEMENTS between Granum Series Trust, a Delaware Business Trust (the "Trust") and Mercer Allied Company ("MAC") and between the Trust and Granum Securities, L.L.C. ("GS") made as of this 13th day of March, 1997.

     WHEREAS, the Trust proposes to engage in business as an open-end, non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust has retained MAC to serve as a distributor of shares of beneficial interest of the Trust ("shares") representing interests in the Granum Value Fund (the "Fund"), the sole series of the Trust, pursuant to a separate Distribution Agreement with MAC; and

     WHEREAS, the Trust has also retained GS to serve as a distributor of shares of the Fund pursuant to a separate Distribution Agreement with GS, which agreement shall become effective after GS has been duly registered as a broker-dealer under the Securities Exchange Act of 1934 and become a member of the National Association of Securities Dealers, Inc. and on such date as may be agreed to by the Trust and GS; and

     WHEREAS, the Trust wishes to adopt a plan (the "12b-1 Plan") to authorize the use of Fund assets to finance certain activities in connection with the distribution of shares of the Fund in accordance with Rule 12b-1 under the 1940 Act and to enter into an agreement with MAC and GS to facilitate the distribution such shares; and

     WHEREAS, MAC and GS (each, a "Distributor" and collectively, the "Distributors") each desires to enter into such an agreement pursuant to the 12b-1 Plan (each, an "Agreement") on the terms and conditions set forth below; and

     WHEREAS, the 12b-1 Plan and the Agreements have been approved by the Board of Trustees of the Trust, including a majority of the trustees who are not "interested persons" (as defined by the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the 12b-1 Plan or the Agreements or any other agreement in respect of the 12b-1 Plan (the "Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on the 12b-1 Plan and the Agreements;

     NOW, THEREFORE, the Trust hereby adopts this 12b-1 Plan, and the Trust, on behalf of the Fund, and each Distributor hereby enter into these Agreements pursuant to the 12b-1 Plan, in accordance with the requirements of Rule 12b-1 under the 1940 Act, and provide and agree as follows:

     1. The Trust is hereby authorized to utilize the assets of the Fund to finance certain activities in connection with distribution of the Fund's shares, as specified below.


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     2. The Trust is hereby authorized to finance the following activities in connection with the sale of shares of the Fund to investors ("Distribution Services"): (a) the payment of compensation (including performance-based compensation) to the Distributors and to other securities dealers and financial institutions which engage in efforts to promote the sale of shares of the Fund and which sell such shares; (b) the preparation, printing and distribution of reports and prospectuses and statements of additional information for distribution to and use by potential investors in the Fund; (c) the preparation, printing and distribution of sales literature and advertising relating to the Fund, including but not limited to direct mail solicitation and television, radio, newspaper and other media advertisements; and (d) such other activities related to the promotion of sales of shares of the Fund as may from time to time be specifically authorized by the Board of Trustees and approved by a majority of the Disinterested Trustees.

     3. In addition, the Trust is hereby authorized to finance the following activities in connection with the furnishing of account related services to shareholders of the Fund ("Shareholder Services"): (a) responding to shareholder inquiries regarding the Fund and their accounts with the Fund; (b) providing shareholders with reports, information and services related to their Fund accounts including prospectuses, statements of additional information and sales literature; and (c) providing other account related services to shareholders of the Fund.

     4. Under the 12b-1 Plan, the Fund is authorized to expend its assets in an amount which shall not exceed 0.50% annually of the Fund's average net assets for Distribution Services and an amount which shall not exceed 0.25% annually of the Fund's average net assets for Shareholder Services.

     5. Each Distributor hereby undertakes to use its best efforts to promote sales of shares of the Fund to existing and potential investors by engaging in those activities specified in paragraphs 2 and 3 above as it from time to time believes will best further sales of such shares. In furtherance thereof, each Distributor agrees to provide the following Distribution Services: (a) to promote the sale of shares of the Fund to its customers and to other investors;
(b) to enter into dealer agreements with other securities dealers and financial institutions which desire to offer shares of the Fund; (c) to pay selling compensation to its registered representatives who sell such shares; (d) to pay selling compensation to other securities dealers and financial institutions which have sold shares of the Fund; and (e) to pay and bear other expenses relating to the activities described in paragraph 2 above.

     6. Each Distributor also agrees to provide, both directly and through its registered representatives, Shareholder Services to Fund shareholders who have purchased shares of the Fund through such Distributor and to enter into arrangements with organizations that have entered into selling agreements with such Distributor with respect to the offering of such shares pursuant to which such organizations agree to provide Shareholder Services to Fund shareholders who have purchased shares of the Fund through such organizations and to pay compensation to such organizations for such services.

     7. In consideration of the services provided by each Distributor, the Trust agrees on behalf of the Fund to pay a monthly fee to such Distributor for Distribution Services

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and a monthly fee to such Distributor for Shareholder Services, which fees shall be computed at the annual rates of 0.50% of the average net assets of the Fund and 0.25% of the average net assets of the Fund, respectively, attributable to shares held by persons who have purchased shares through such Distributor or through broker-dealers that have entered into selling agreements with such Distributor.

     8. Each Distributor agrees to provide quarterly written reports to the Treasurer of the Trust describing the particular Distribution Services and Shareholder Services that have been provided during the relevant quarter by it and by broker-dealers with which it has entered into agreements with respect to the Trust and setting forth the costs and expenses incurred by such Distributor in connection therewith, and further agrees to provide such additional information regarding the services provided and the amounts expended as may reasonably be requested by the Board of Trustees or officers of the Trust for purposes of reviewing the continued appropriateness of the 12b-1 Plan and each of the Agreements.

     9. The Treasurer of the Trust shall provide, and the Board of Trustees of the Trust shall review, at least quarterly, a written report of all amounts expended pursuant to the 12b-1 Plan and the Agreements. Each such report shall: (a) set forth the amounts expended during the period by the Trust pursuant to the 12b-1 Plan and the nature of such expenditures; (b) identify the types of Distribution Services and Shareholder Services provided during the quarter by the Distributors and others and the costs and expenses incurred by the Distributors with respect to each type of service.

     10. The 12b-1 Plan and the Agreements shall each continue in effect for a period of one year from the date hereof unless terminated as provided below. Thereafter, the 12b-1 Plan and the Agreements shall each continue in effect from year to year, provided that the continuance of each is approved at least annually by the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, by vote cast in person at a meeting called for the purpose of voting on such continuance, and provided that the Disinterested Trustees have concluded, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and 36(b) of the 1940 Act, that there is a reasonable likelihood that the 12b-1 Plan or the applicable Agreement, as the case may be, will benefit the Fund and its shareholders.

     11. The 12b-1 Plan may be terminated at any time, without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding voting securities of the Fund. Each Agreement may be terminated by the Distributor which is a party thereto, or by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding voting securities of the Fund, without penalty, at any time upon 30 days' written notice.

     12. So long as the 12b-1 Plan remains in effect, the selection and nomination of persons to serve as Trustees of the Trust who are not "interested persons" (as defined by the 1940 Act) of the Trust shall be committed to the discretion of the Disinterested Trustees then in office. However, nothing contained herein shall prevent the participation of other persons in the

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selection and nomination process; provided that a final decision on any such selection or nomination shall remain within the sole discretion of, and be approved by, the Disinterested Trustees.

     13. The 12b-1 Plan may not be amended to increase materially the amount to be spent for distribution by the Fund hereunder without the approval of a majority of the outstanding voting securities of the Fund. All material amendments to the 12b-1 Plan or to the Agreements must be approved by the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, by vote cast in person at a meeting called for the purpose of voting on such amendment.

     14. The 12b-1 Plan shall remain in effect as such, so as to authorize the use of Fund assets in the amounts and for the purposes set forth herein, notwithstanding the termination of either or both of the Agreements or the occurrence of an "assignment," as defined by the 1940 Act and the rules thereunder, of either or both of the Agreements. However, an Agreement shall terminate automatically in the event of such an "assignment." Upon a termination of an Agreement, the Fund may continue to make payments pursuant to the 12b-1 Plan to the Distributor that is a party thereto only upon the approval of a new agreement. However, in lieu of such an agreement with such Distributor, the Trust may adopt other arrangements regarding the use of the amounts authorized to be paid by the Fund hereunder. Any new agreement or other arrangements shall be subject to approval by the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, by vote cast in person at a meeting called for such purpose, and subject to compliance with the other provisions of Rule 12b-1 under the 1940 Act that may be applicable.

     15. The Trust shall preserve copies of this 12b-1 Plan and these Agreements and all other agreements relating to the 12b-1 Plan and all reports made pursuant to paragraphs 8 and 9 hereof, together with minutes of all meetings of its Board of Trustees at which the adoption, amendment or continuance of the 12b-1 Plan or any such agreement related to the 12b-1 Plan (including the Agreements) were considered (describing the factors considered and the basis for decision), in the manner and for the periods specified by Rule 12b-1 and other applicable rules adopted under the 1940 Act.

     16. The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under each Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

     17. The 12b-1 Plan and the Agreements shall be construed in accordance with the laws of the State of New York and applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

     18. The Agreement between MAC and the Trust shall become effective upon the commencement of the public offering of shares of the Fund. The Agreement between GS and

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the Trust shall become effective on such date as the Distribution Agreement with GS and the Trust becomes effective.

     IN WITNESS WHEREOF, the Trust has adopted the 12b-1 Plan, and the Trust and the Distributor have entered into, executed and delivered the Agreement, as of the day and year first above written.

                               GRANUM SERIES TRUST
                               on behalf of
                               GRANUM VALUE FUND

                               By: /s/ Lewis M. Eisenberg
                                  --------------------------------------------

                               Name: Lewis M. Eisenberg
                                    ------------------------------------------

                               Title: Co-Chairman
                                     -----------------------------------------




                               MERCER ALLIED COMPANY

                               By: /s/ Peter R. Martin
                                  --------------------------------------------

                               Name: Peter R. Martin
                                    ------------------------------------------

                               Title: Vice President of Breham, Inc.,
                                     -----------------------------------------
                                      General Partner of Mercer Allied Company
                                    ------------------------------------------


                               GRANUM SECURITIES, L.L.C.

                               By: /s/ Jonas B. Siegel
                                  --------------------------

                               Name: Jonas B. Siegel
                                    ------------------------

                               Title: President
                                     -----------------------


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